Exhibit 99.1

IPG PHOTONICS ANNOUNCES SECOND QUARTER 2024 FINANCIAL RESULTS
Prioritizing Investment in Innovation Pipeline While Optimizing Business for Cash Generation

MARLBOROUGH, Mass. – July 30, 2024 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2024.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data and percentages)	2024	2023	Change	2024	2023	Change
Revenue	$257.6	$340.0	(24)%	$509.7	$687.1	(26)%
Gross margin	37.3%	43.4%		38.0%	42.9%
Operating income	$12.0	$72.1	(83)%	$31.1	$147.5	(79)%
Operating margin	4.7%	21.2%		6.1%	21.5%
Net income attributable to IPG Photonics Corporation	$20.2	$62.3	(68)%	$44.3	$122.5	(64)%
Earnings per diluted share	$0.45	$1.31	(66)%	$0.97	$2.57	(62)%

Management Comments
"IPG's second quarter results reflect a challenging demand environment, particularly across industrial and e-mobility markets. Our focus on financial execution allowed the company to generate strong cash flow from operations and significantly reduce inventory, while continuing to work on significant product cost reductions," said Dr. Mark Gitin, IPG Photonics' Chief Executive Officer. "The Company has a very strong innovation pipeline and we are making great progress diversifying our business by focusing on complete solutions to customers in welding, cleaning, medical and other applications, while fortifying our position and strong customer relations in the cutting OEM business. These moves will best position us for improved performance as the global demand environment recovers."
Financial Highlights
Second quarter revenue of $258 million decreased 24% year over year. Changes in foreign exchange rates reduced revenue by approximately $6 million or 2%. By region, sales decreased 2% in North America and were down 34% in China, 27% in Europe and 39% in Japan on a year-over-year basis. While materials processing sales accounted for 88% of total revenue and decreased 28% year over year, other sales increased 24% year over year due to higher revenue in medical and advanced applications. The decline in materials processing was primarily due to lower revenue in cutting and welding applications as a result of soft demand from industrial and e-mobility customers.
Emerging growth products sales accounted for 46% of total revenue, which was an improvement from the prior quarter, driven by higher sales in handheld welding, medical and advanced applications.
Gross margin of 37.3% decreased 610 basis points year over year due to reduced absorption of manufacturing expenses and increased inventory reserves, partially offset by lower tariffs and shipping costs. Earnings per diluted share (EPS) of $0.45 decreased 66% year over year. Foreign exchange transaction loss decreased operating income by $3 million and earnings per share by $0.05 while the gain on sale of assets increased operating income by $1 million and increased diluted EPS by $0.01 in the second quarter. The effective tax rate in the quarter was 19%. During the second quarter, IPG generated $53 million in cash from operations and spent $24 million on capital expenditures and $122 million on share repurchases.

Exhibit 99.1
Business Outlook and Financial Guidance
“Our book-to-bill was below one for the second quarter, reversing the sequential improvement we saw in the prior quarter. Uncertainty across all major geographies, which is impacting industrial and e-mobility markets, is likely to weigh on demand through the remainder of the year," concluded Dr. Gitin.
For the third quarter of 2024, IPG expects revenue of $210 million to $240 million, gross margin between 34% and 37%, and operating expenses of $82 million to $84 million. The Company expects the third quarter tax rate to be approximately 25%, including certain discrete items. IPG anticipates delivering earnings per diluted share in the range of $0.00 to $0.30.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions, product demand, order cancellations and delays, competition, tariffs, currency fluctuations and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. dollar of euro 0.93, Russian ruble 86, Japanese yen 161 and Chinese yuan 7.13, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Financial Data Workbook and Second Quarter 2024 Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, July 30, 2024 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including potential for improved performance as global demand environment recovers, uncertainty weighing on demand through the remainder of the year, revenue, gross margin and operating expenses outlook, tax rate and earnings guidance, and the impact of the U.S. dollar on our guidance for third quarter of 2024. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 21, 2024) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands, except per share data)
Net sales	$257,645	$339,971	$509,654	$687,145
Cost of sales	161,459	192,280	315,932	392,516
Gross profit	96,186	147,691	193,722	294,629
Operating expenses:
Sales and marketing	22,487	20,187	45,485	41,275
Research and development	27,487	23,512	56,868	46,282
General and administrative	31,602	29,660	62,760	59,788
Gain on sale of assets	(674)	—	(7,450)	—
Restructuring charges, net	—	963	—	1,144
Loss (gain) on foreign exchange	3,244	1,306	4,919	(1,349)
Total operating expenses	84,146	75,628	162,582	147,140
Operating income	12,040	72,063	31,140	147,489
Other income, net:
Interest income, net	12,778	9,264	26,955	16,797
Other income, net	194	285	519	616
Total other income	12,972	9,549	27,474	17,413
Income before provision of income taxes	25,012	81,612	58,614	164,902
Provision for income taxes	4,858	19,291	14,361	42,446
Net income attributable to IPG Photonics Corporation	$20,154	$62,321	$44,253	$122,456
Net income attributable to IPG Photonics Corporation per share:
Basic	$0.45	$1.32	$0.97	$2.58
Diluted	$0.45	$1.31	$0.97	$2.57
Weighted average common shares outstanding:
Basic	44,918	47,316	45,439	47,429
Diluted	45,012	47,453	45,601	47,618

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2024	2023
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$720,540	$514,674
Short-term investments	343,363	662,807
Accounts receivable, net	176,153	219,053
Inventories	400,839	453,874
Prepaid income taxes	30,208	26,038
Prepaid expenses and other current assets	46,849	38,208
Total current assets	1,717,952	1,914,654
Deferred income taxes, net	88,865	88,788
Goodwill	38,278	38,540
Intangible assets, net	23,423	26,234
Property, plant and equipment, net	593,136	602,257
Other assets	33,777	28,425
Total assets	$2,495,431	$2,698,898
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$26,232	$28,618
Accrued expenses and other current liabilities	161,229	181,350
Income taxes payable	3,022	4,893
Total current liabilities	190,483	214,861
Other long-term liabilities and deferred income taxes	51,578	68,652
Total liabilities	242,061	283,513
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 56,584,223 and 44,225,282 shares issued and outstanding, respectively, at June 30, 2024; 56,317,438 and 46,320,671 shares issued and outstanding, respectively, at December 31, 2023.	6	6
Treasury stock, at cost, 12,358,941 and 9,996,767 shares held at June 30, 2024 and December 31, 2023, respectively.	(1,373,525)	(1,161,505)
Additional paid-in capital	1,014,094	994,020
Retained earnings	2,839,647	2,795,394
Accumulated other comprehensive loss	(226,852)	(212,530)
Total IPG Photonics Corporation equity	2,253,370	2,415,385
Total liabilities and equity	$2,495,431	$2,698,898

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2024	2023
	(In thousands)
Cash flows from operating activities:
Net income	$44,253	$122,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,506	35,343
Provisions for inventory, warranty & bad debt	30,365	31,846
Other	(8)	13,615
Changes in assets and liabilities that provided (used) cash, net of acquisitions:
Accounts receivable and accounts payable	39,736	(31,348)
Inventories	17,041	(12,103)
Other	(54,839)	(55,863)
Net cash provided by operating activities	108,054	103,946
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(52,270)	(59,139)
Proceeds from sales of property, plant and equipment	28,274	1,740
Purchases of short-term investments	(301,541)	(583,347)
Proceeds from short-term investments	633,993	549,879
Other	188	326
Net cash provided by (used in) investing activities	308,644	(90,541)
Cash flows from financing activities:
Principal payments on long-term borrowings	—	(16,031)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	1,792	(731)
Purchase of treasury stock, at cost	(212,020)	(113,031)
Net cash used in financing activities	(210,228)	(129,793)
Effect of changes in exchange rates on cash and cash equivalents	(604)	(8,750)
Net increase (decrease) in cash and cash equivalents	205,866	(125,138)
Cash and cash equivalents — Beginning of period	514,674	698,209
Cash and cash equivalents — End of period	720,540	573,071
Supplemental disclosures of cash flow information:
Cash paid for interest	$94	$947
Cash paid for income taxes	$34,165	$58,178

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Amortization of intangible assets:
Cost of sales	$440	$564	$928	$1,128
Sales and marketing	937	1,457	1,874	2,914
Total amortization of intangible assets	$1,377	$2,021	$2,802	$4,042

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Cost of sales	$2,191	$2,515	$4,266	$5,161
Sales and marketing	1,455	1,390	2,957	2,683
Research and development	2,451	2,045	5,082	3,841
General and administrative	2,473	3,757	5,997	7,633
Total stock-based compensation	8,570	9,707	18,302	19,318
Tax effect of stock-based compensation	(1,847)	(2,148)	(3,987)	(4,244)
Net stock-based compensation	$6,723	$7,559	$14,315	$15,074

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Excess tax (detriment) benefit on stock-based compensation	$(244)	$22	$(3,893)	$(1,686)